Contact: Sino Gas International Holdings, Inc. Ms. Fang Chen, Chief Financial Officer, Phone: +86-10-8260-0042 Email: 0428gg@ vip.163.com	CCG Elite Investor Relations Crocker Coulson, President Ed Job, Financial Writer Phone: +1-646-213-1915/1914 (New York) Email:crocker.coulson@ccgir.com/ ed.job@ccgir.com

FOR IMMEDIATE RELEASE

Sino Gas International Holdings, Inc. Announces Acquisition of
Beijing Chenguang Gas Co., Ltd.

BEIJING, China, January 23, 2007 - Sino Gas International Holdings, Inc. (OTC Bulletin Board: SGAS.OB) (“Sino Gas”, the “Company”), through its Beijing Zhong Ran Wei Ye Gas Co., Ltd (“Beijing Gas”) a rapidly growing developer of natural gas distribution systems in small- and medium-sized cities, as well as a distributor of natural gas to residential, commercial and industrial customers in China, announced today that it entered into a stock purchase agreement to acquire all the capital stock of Beijing Chenguang Gas Co., Ltd., a privately held natural gas distribution business in Beijing, China for approximately $3.35 million in cash.

The transaction includes all assets, customer relationships and concession rights owned by Beijing Chenguang Gas Co., Ltd., including the exclusive concession rights to build and operates seven gas distribution systems currently serving 25,202 residential customers, with two of the seven systems located in Beijing and the remainder in Shijiazhuang, Xinji City and Cheng’an County in the Hebei Province, as well as four industrial projects with gas supply of 27,000 to 46,000 cubic meters per day. In 2005, Beijing Chenguang Gas Co., Ltd. realized revenues of $2.29 million, $1.64 million from gas sales and $0.59 million from connection fees.

“The acquisition of Beijing Chenguang Gas Co is an important achievement for Sino Gas, as it gives us exclusive access to attractive gas distribution markets and helps us significantly accelerate our growth,” commented Mr. Liu, Chairman, CEO and President of Sino Gas. “We are pleased with the execution of our strategy so far and look forward to continue to grow our business organically and through acquisitions to reach the goal of becoming a leading distributor of natural gas in China.”

Upon completion of this transaction, Beijing Chenguang Gas Co., Ltd. will become a wholly owned subsidiary of Beijing Gas. This transaction is expected to close on or before the 18th of February 2007 and will add 25,202 connected households to Sino Gas’ existing 33,000 as of the end of the third quarter 2006 and be accretive to earnings in 2007.

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small- and medium-sized cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The company owns and operates 20 natural gas distribution systems serving approximately 33,000 residential and four commercial and industrial customers. Facilities include approximately 200 kilometers (“km”) of pipeline and delivery networks with a designed daily capacity of approximately 40,000 cubic meters of natural gas (“m3”). The company is currently constructing four additional natural gas distribution systems and is planning two more natural gas distribution systems. Beijing Gas Company owns and operates natural gas distribution systems primarily in Hebei, Jiangsu, and Shandong Provinces. For further information, visit the Company’s website at http://www.sino-gas.com.

About Beijing Chenguang Gas Co., Ltd.

Beijing Chenguang Gas Co., Ltd. (“Chenguang”) is a developer of technology for natural gas purification, compression and transportation, and is also a developer of natural gas distribution systems, as well as a distributor of natural gas to residential, commercial and industrial customers in China. Chenguang owns and operates 7 gas distribution systems with 25,202 connected households; it also operates 4 industrial locations.

Safe Harbor Statement
This announcement contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Share Exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company’s operating results and financial condition; and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

All information in this release is as of January 23, 2007. The Company undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.

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